Exhibit 99.1
Contacts:
Investors:
Albert Fleury, Digene
(301) 944-7000
Media:
Pam Rasmussen, Digene
(301) 944-7196
GEN-PROBE AUTHORIZED TO JOIN
DIGENE-ROCHE ARBITRATION PROCEEDING
Gaithersburg, MD — July 16, 2007 — Digene Corp. (NASDAQ: DIGE) today announced that on July 13, the panel hearing the arbitration proceeding between Digene and Roche granted Gen-Probe, Inc.’s petition to participate as a party. In the proceeding, Digene is seeking a determination that a February 2005 supply and license agreement between Roche and Gen-Probe was an illegal sublicense under a 1990 cross-license agreement, rights under which are held by Digene and Roche.
Daryl Faulkner, president and chief executive officer of Digene, commented: “The arbitration panel’s decision does not change our assertions or approach in the arbitration. We believe in the merits of our position and look forward to continuing the arbitration with both Roche and Gen-Probe.”
Background:
On Dec. 4, 2006, Digene filed a demand for arbitration against F. Hoffmann-LaRoche Ltd. and Roche Molecular Systems, Inc., claiming that Roche materially breached a 1990 cross-license agreement between Institut Pasteur (Roche’s predecessor) and Life Technologies, Inc. (Digene’s predecessor) by granting a prohibited sublicense to Gen-Probe, Inc.. Under the guise of a supply and purchase agreement, Roche transferred HPV products to Gen-Probe. Digene’s demand for arbitration was filed with the American Arbitration Association’s International Centre for Dispute Resolution in New York. Refer to Digene’s filings with the Securities and Exchange Commission for more information about this pending arbitration proceeding.

About Digene:
A leader in molecular diagnostics, Digene develops, manufactures and markets proprietary DNA and RNA tests, with a focus on women’s health. The company’s flagship product, the Digene® HPV Test, is the only FDA-approved and CE-marked test for the detection of human papillomavirus, the cause of essentially all cervical cancers. Digene’s product portfolio also includes tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea. Digene tests are marketed in more than 40 countries worldwide. Headquartered in Gaithersburg, MD, Digene is traded on NASDAQ under the symbol DIGE. For more information, visit www.digene.com and www.theHPVtest.com.
Digene®, Hybrid Capture®, hc2 High-Risk HPV DNA Test® and DNAwithPap® are registered trademarks of Digene Corporation.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, risk that other companies may develop and market HPV tests competitive with our own; our ability to scale up our manufacturing to the extent demand for our products increases; ability to develop new products; ability to execute and integrate strategic transactions; uncertainty related to changes in our senior management; and uncertainty of market acceptance of our products by the worldwide medical community, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.